EXHIBIT 23.35

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-79603, No. 333-89189, No. 333-33144, No. 333-33146, No. 333-50800 and No. 333-128714) of our reports dated February 29, 2008, relating to the consolidated financial statements and financial statement schedule of Dollar Thrifty Automotive Group, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption in 2006 of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) and the effectiveness of Dollar Thrifty Automotive Group, Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dollar Thrifty Automotive Group, Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma

February 29, 2008